                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           VESTA INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    925391510
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 19, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

                        (Continued on following page(s))


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CUSIP NO.         925391510

--------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          WHITE MOUNTAINS INSURANCE GROUP, LTD. (NO. 94-2708455)
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]                                                     (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY
--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          BERMUDA
--------------------------------------------------------------------------------
              Number of                         Sole Voting Power
               Shares                      5    0
             Beneficially                ---------------------------------------
            Owned by Each                       Shared Voting Power
              Reporting                    6    0
             Person with                 ---------------------------------------
                                                Sole Dispositive Power
                                           7    0
                                         ---------------------------------------
                                                Shared Dispositive Power
                                           8    0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person
          0
--------------------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)                              [ ]
--------------------------------------------------------------------------------
          Percent of Class Represented
   11     by Amount in Row (11)
          0.0%
--------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------

CUSIP NO.         925391510

--------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          WHITE MOUNTAINS HOLDINGS (BARBADOS) SRL (NO. 94-2708455)
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]                                                     (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY
--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          BARBADOS
--------------------------------------------------------------------------------
              Number of                         Sole Voting Power
               Shares                      5    0
             Beneficially                ---------------------------------------
            Owned by Each                       Shared Voting Power
              Reporting                    6    0
             Person with                 ---------------------------------------
                                                Sole Dispositive Power
                                           7    0
                                         ---------------------------------------
                                                Shared Dispositive Power
                                           8    0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person
          0
--------------------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)                             [ ]
--------------------------------------------------------------------------------
          Percent of Class Represented
   11     by Amount in Row (11)
          0.0%
--------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------

CUSIP NO.         925391510

--------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          WHITE MOUNTAINS PROPERTIES (BARBADOS) SRL (NO. 94-2708455)
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]                                                     (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY
--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          BARBADOS
--------------------------------------------------------------------------------
              Number of                         Sole Voting Power
               Shares                      5    0
             Beneficially                ---------------------------------------
            Owned by Each                       Shared Voting Power
              Reporting                    6    0
             Person with                 ---------------------------------------
                                                Sole Dispositive Power
                                           7    0
                                         ---------------------------------------
                                                Shared Dispositive Power
                                           8    0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person
          0
--------------------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)                               [ ]
--------------------------------------------------------------------------------
          Percent of Class Represented
   11     by Amount in Row (11)
          0.0%
--------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------

CUSIP NO.         925391510

--------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          FOLKSAMERICA HOLDING COMPANY, INC. (NO. 13-3301641)
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]                                                     (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY
--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          NEW YORK
--------------------------------------------------------------------------------
              Number of                         Sole Voting Power
               Shares                      5    0
             Beneficially                ---------------------------------------
            Owned by Each                       Shared Voting Power
              Reporting                    6    0
             Person with                 ---------------------------------------
                                                Sole Dispositive Power
                                           7    0
                                         ---------------------------------------
                                                Shared Dispositive Power
                                           8    0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person
          0
--------------------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)                              [ ]
--------------------------------------------------------------------------------
          Percent of Class Represented
   11     by Amount in Row (11)
          0.0%
--------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------

CUSIP NO.         925391510

--------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          FOLKSAMERICA REINSURANCE COMPANY (NO. 13-2997499)
--------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) [ ]                                                     (b) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY
--------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          NEW YORK
--------------------------------------------------------------------------------
              Number of                         Sole Voting Power
               Shares                      5    0
             Beneficially                ---------------------------------------
            Owned by Each                       Shared Voting Power
              Reporting                    6    0
             Person with                 ---------------------------------------
                                                Sole Dispositive Power
                                           7    0
                                         ---------------------------------------
                                                Shared Dispositive Power
                                           8    0
--------------------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person
          0
--------------------------------------------------------------------------------
   10     Check Box if the Aggregate Amount in Row (11) Excludes
          Certain Shares (See Instructions)                               [ ]
--------------------------------------------------------------------------------
          Percent of Class Represented
   11     by Amount in Row (11)
          0.0%
--------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
          IC; CO
--------------------------------------------------------------------------------

ITEM 1.

         (a)   NAME OF ISSUER      Vesta Insurance Group, Inc.

         (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                                                    3760 River Run Drive,
                                                    Birmingham, Alabama  35243

ITEM 2.

         (a), (b), (c)   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                         OFFICE AND CITIZENSHIP

         This statement is filed by White Mountains Insurance Group, Ltd., a Bermuda corporation ("WMIG"), White Mountains Holdings (Barbados) SRL, a Barbados corporation ("WMH"), White Mountains Properties (Barbados) SRL, a Barbados corporation ("WMP"), Folksamerica Holding Company, Inc., a New York Corporation ("FHC") and Folksamerica Reinsurance Group, Inc., a New York corporation (the "COMPANY" and, together with WMIG, WMH, WMP and FHC, the "Filing Persons"). WMIG, WMH, WMP and FHC are financial services holding companies. The Company is a property/casualty reinsurance company.

          The address of the principal executive offices of WMIG is 80 South Main Street, Hanover, New Hampshire 03755. The address of the principal executive offices of WMH and WMP is The Financial Services Centre, Bishop's Hill Court, St. Michael, Barbados, West Indies. The address of the principal business offices of FHC and the Company is One Liberty Plaza, 19th Floor, New York, New York 10006.


         (d)   TITLE OF CLASS OF SECURITIES       Common Stock ($.01 par value)

         (e)   CUSIP NUMBER                       925391510

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-l(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]    Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

         (c) [X](1) Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ]    An investment adviser in accordance with
                    Section 240.13d-l(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g) [X](2) A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

--------------
         (1) The Company is filing as an insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (2) WMIG, WMH, WMP and FHC are filing as parent holding companies or control persons in accordance with Section 240.13d-1(b)(1)(ii)(G)

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 18 13);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:    0    shares
                                          ---

         (b) Percent of class:  0.0%
                               ------

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote    0 .
                                                             -----

             (ii)  Shared power to vote or to direct the vote    0 .
                                                               -----

             (iii) Sole power to dispose or to direct the disposition of   0 .
                                                                         -----

             (iv)  Shared power to dispose or to direct the disposition of   0 .
                                                                           -----

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         The subsidiary which acquired the security being issued is Folksamerica Reinsurance Company, an insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: January 4, 2001

                                         WHITE MOUNTAINS INSURANCE GROUP, LTD.


                                         by:             /s/
                                                ------------------------------
                                         Name:  Michael S. Paquette
                                         Title: Senior Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: January 4, 2001

                                    WHITE MOUNTAINS HOLDINGS (BARBADOS) SRL


                                     by:             /s/
                                            -------------------------------
                                     Name:  Kenneth F.G. Thomson
                                     Title: President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: January 4, 2001

                                    WHITE MOUNTAINS PROPERTIES (BARBADOS) SRL.


                                    by:               /s/
                                           -----------------------------------
                                    Name:  Kenneth F.G. Thomson
                                    Title: President

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: January 4, 2001

                                            FOLKSAMERICA HOLDING COMPANY, INC.


                                             by:              /s/
                                                    --------------------------
                                             Name:  Steven E. Fass
                                             Title: President and CEO

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: January 4, 2001

                                            FOLKSAMERICA REINSURANCE COMPANY


                                             by:            /s/
                                                    ------------------------
                                             Name:  Steven E. Fass
                                             Title: President and CEO